Exhibit 10.23

Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv). The Company hereby agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

The omitted portions are (i) not material and (ii) customarily treated by the Company as private and confidential.

October 30th, 2024

SUPPLY & PURCHASE AGREEMENT

This Supply & Purchase Agreement (the “Agreement”) is entered into on October 30th, 2024 by and between:

(A)	Buyer: ELMET TECHNOLOGIES LLC, a company duly existing and incorporated under the laws of Maine (USA), having its registered address at 1560 Lisbon Street, Lewiston, Maine 04240, USA (“EMT”)

(B)	Seller: EQ RESOURCES LTD, a company duly existing and incorporated under the laws of Victoria, Australia, having its registered address at Level 4, 100 Albert Road, South Melbourne, Victoria 3205, Australia (“EQR”).

WHEREAS, the Parties wish to enter into a transaction for the purchase and delivery of tungsten containing product from the Seller to the Buyer as defined therein.

NOW, THEREFORE, the Parties hereby agree to below terms and conditions:

1.	Term (Duration)

This Agreement shall be valid from the date of signature hereof and endure until the Parties have met their respective obligations, but at a maximum of five (5) years from the date of signature (“Term”).

At least 6 (six) months prior to the completion of the Term, the Parties shall enter into mutual discussions to negotiate an extension of this Agreement, i.e. for additional Products to be provided by Seller to Buyer.

During the Term of this Agreement, subject to the terms and conditions of this Agreement, Seller shall sell and deliver to Buyer the Product, as defined in Clause 2, in the quantity determined in accordance with Clause 19 and Clause 20, unless otherwise mutually agreed by the Parties.

2.	Product

In this Agreement, the Product shall mean Tungsten Concentrate in the form of Scheelite (“Product”), which shall comply with the specifications as outlined in Schedule 1 (Product Qualities), unless otherwise agreed between Supplier and Buyer in writing.

3.	Origin

The primary source of Product shall be Barruecopardo Mine / Saloro S.L.U Operations, Barruecopardo, Salamanca Province, Spain. Upon mutual agreement the Parties may also source the Product from Mount Carbine, Australia.

4.	Packing

In Big Bags / Supersacks of approx. 1,000kg Net weight measuring 100cm x 100cm x 80cm. Suitable for Ocean Transport.

5.	Due Diligence and Reporting Requirements

The Seller warrants that the source of the Product is legal and does not originate from conflict areas, nor contribute to human rights abuses, and that all business activities fully comply with RMI-accredited documentary and tagging requirements, which enable full traceability of minerals from source, and conform to the OECD guidance and UN Panel of Experts recommendations.

The Buyer maintains the right to reject Product delivery when the documentation provided is inconsistent with RMI’s documentary and Due Diligence requirements, or to accept delayed delivery upon resolution of documentary inconsistencies, with all associated costs for Seller’s account. The Buyer shall not be liable for any costs associated with the rejection of the Product because of inconsistencies with RMI’s documentary and Due Diligence requirements, and in this instance, the Seller shall hold Buyer harmless from any matters arising from any other parties.

The Seller warrants that it is aware of the Buyers grievance policy and reporting mechanism and commits to educate and encourage its employees to use this mechanism to report any risks or wrong doings in its supply chain.

6.	Assaying Procedures

Seller warrants that Product quality will meet the specifications as set forth in Schedule 1 (Product Qualities) or as otherwise agreed in writing.

Seller shall arrange for the provisional Weighing, Sampling and Assaying (“WSA”) certification at Origin. Costs to be for the Seller’s account (“Seller Assay”).

Within 15 (fifteen) days upon arrival of the Product at Buyer’s works or nominated destination in Vietnam (“Destination”), Buyer shall arrange for Weighing, Sampling and Assaying (“WSA”) certification which will be carried out by SGS Vietnam. SGS Vietnam will collect an additional Umpire sample to be kept in a properly sealed and labelled container for 60 days from the sampling date. Costs for WSA at destination shall be for the Buyer’s account (“Buyer Assay)”.

Upon readiness of Buyer’s and Seller’s Dry Weights and assay for Product, the Buyer and Seller will exchange Dry Weights and Product assay.

Should the Buyer’s and Seller’s Weights, WO3 content and Moisture be up to and including 0.5% apart then final settlement shall be the arithmetic average.

Should the Buyer’s and Seller’s Weights, WO3 content and Moisture be greater than 0.5% then at first the Parties shall negotiate to attempt to reach an amicable settlement, but if such settlement is not forthcoming then either Party shall have the right to request for an umpire analysis to be conducted on the retained umpire sample. In the event of an umpire request the Seller shall instruct the Umpire Assayer to perform an assay on the umpire sample and produce results which shall be final and binding on both Parties. The Umpire Assay shall be provided by a) Alfred H. Knight Group of Companies b) ALS, or other company by mutual agreement.

All costs pursuant to the umpire analysis shall be borne by the party whose results are either (a) below the Umpire Assay; or (b) if both Seller Assay and Buyer Assay are above the Umpire Assay the party whose results are furthest from the Umpire Assay.

7.	Product Price:

Amounts payable in respect of the Product shall be calculated as follows:

AP = Q x PR x FM

Where:	AP = Amount Payable in US$

Q = WO3 Quantity of Product delivered (MTU)

PR = Payment Ratio (%)

FM = The average of the Fastmarkets (LMB) LOW quotations for “Tungsten APT 88.5% WO3 min Europe, CIF Rotterdam & Baltimore duty free, S/mtu WO3” during the Quotational Period as defined herein below.

8.	Payment Ratio

Payment Ratio as defined and mentioned in Clause 7 hereinabove is [**]% or as may be adjusted by the parties to yield a [**] % savings against general market prices.

9.	Suspension of Quotation

In the event that the Fastmarkets Tungsten price is discontinued, rebased, or ceases to be published or should no longer be internationally recognized as a basis for the settlement of contracts involving tungsten, upon the request of either Party, Buyer and Seller will promptly consult together in good faith with a view to agreeing on a new pricing basis and on the date for bringing such new pricing basis into effect. In doing so the Parties acknowledge that the overarching objective of such consultation shall be to secure the continuity of fair pricing. Any suspension of Quotation shall not be deemed an Event of Default as defined in Clause 22 hereinbelow.

10.	Quotational Period (“QP”)

The QP shall be the Calendar month of shipment (M) as evidenced by the ‘Shipped on Board’ date on Bills of Lading.

11.	Prepayment

Buyer shall prepay an amount equal to [**] ([**]) to the Seller as follows: within five) days after this Agreement has been executed by the Parties Buyer shall deposit [**] with Seller. The balance of [**] shall be paid on or before January 31, 2025. The prepayment shall be considered to have been made in United States Dollars at the exchange rate as published by the Reserve Bank of Australia on the date of payment for purposes of Section 12 below. If the Reserve Bank of Australia ceases to publish the exchange rate the rate shall be that as published by the Wall Street Journal for the date of the transfer.

In any case, if this Agreement terminates by its terms pursuant to Section 1 or is terminated early due to an Event of Default, the Seller shall pay the remaining amount (if any) of the Prepayment to Buyer within 15 days after such termination.

The prepayment amount, outstanding at the end of each calendar quarter starting from the date of payment, shall be interest bearing for the Buyer. Any prepayment outstanding at the respective quarter end shall bear an interest equal to the SOFR (Secured Overnight Financing Rate) plus 2.5% margin. A separate interest invoice to be issued by Buyer to Seller on a quarterly basis. The interest amount due shall be deducted from the next following invoice.

12.	Prepayment Deduction

All prepayments made by the Buyer to the Seller shall be deducted from each invoice by way of a prepayment deduction of:

(a)	10% of the invoice amount starting from the first shipment until such time that [**] tons of Product have been shipped to Buyer;

(b)	12.5% of the invoice amount upon completion of (a) until such time an additional [**] tons of Product have been shipped to Buyer;

(c)	15% of the invoice amount upon completion of (b) until such time that the prepayment amount has been fully repaid.

For illustrative purposes see Schedule 2.

For the sake of clarity, in the event that the Parties have met their respective obligations within the time period set forth in Clause 1. (“Term”) and or the amounts as set forth in Clause 20. (“Quantity, Purchase Order and Shipment Plan”) any outstanding balance that has not been deducted against the Invoiced value of shipments shall be returned in full by the Seller to the Buyer.

EQR acknowledges that EMT requires a toll treatment agreement with an APT refiner in order to convert EQR’s concentrate into a useable raw material for EMT’s operations. EQR further acknowledges that the execution of a commercially acceptable toll treatment agreement between EMT and a third-party APT refiner is fundamental to the operation of this Agreement. In the event that any time EMT is not able to obtain an acceptable toll treatment agreement to refine EQR’s concentrate through such APT refiner, EMT has the immediate right to demand repayment of EMT’s respective outstanding prepayment balance with a 30 days notice.

13.	Payment term

Buyer shall pay Seller against each Provisional Invoice in cleared funds without deduction, by electronic funds transfer, [**]% Net no later than 7 (seven) days prior to the scheduled CIF arrival date and only after receipt of original shipping documents No. 1-8 mentioned in Clause 16. (Documents).

14.	Final Payment

Balance payment of [**]% of the total Product Price, plus/minus any difference due between Provisional and Final Invoice value shall be settled between Buyer and Seller in no later than 30 (thirty) days after Product’s arrival at destination port and basis the agreed assay results as stipulated in Clause 6 against the receipt of Final Invoice (Commercial Invoice) and relevant documents. If the Buyer’s Assay Report is not available within the 30 (thirty) days after arrival then Seller may elect to reference their Assay report as final and binding.

15.	Invoice currency: Invoices shall be presented and amounts due shall be made in United States Dollars (US$)

16.	Documents

The Seller shall provide the following documents to the Buyer for each shipment:

1)	Provisional Invoice

2)	Trucking Waybill / transport document from origin to port of loading

3)	[Ocean] Bill of Lading – negotiable

4)	Seller’s Assay

5)	Seller’s Packing List

6)	Certificate of Origin issued by relevant government authorities

7)	Copy of relevant insurance policy certificate in favour of Buyer, for 110% of Amount Payable. Institute Cargo Clauses A – All Risks.

8)	Copy of customs export declaration

9)	Final Invoice

The Seller shall provide electronic copies of the above documents No.1-8 within 5 business days of delivery (date of bill of lading), and original of the above all documents No.1 through 7 shall be dispatched to the Buyer by international courier within 5 business days of delivery (date of bill of lading). The document No. 8 shall be sent to the Buyer within 3 business days from the date of agreed assay results as stipulated in Clause 6.

17.	Shipping terms

Shipping terms shall be CIF Vietnam (INCOTERMS 2020) or other port to be mutually agreed in writing if such port is not available. Seller shall pay all export tariffs and taxes.

18.	Title and Risk

The Title and ownership of the Product shall pass to the Buyer simultaneously with the passing of risk. The risk shall pass to the Buyer in accordance with INCOTERMS 2020. The Seller represents and warrants to and covenants with the Buyer that, at each delivery time:

(a)	it is the sole legal and beneficial owner of the Product;

(b)	it has good, valid and marketable title to the Product; and

(c)	the Product will be free and clear of any mortgage, debenture, pledge, hypothec, lien, charge and encumbrance.

19.	Forecasting

Consistent with the Shipping plan attached hereto the Seller shall within the first 5 (five) working days of each shipping period provide the Buyer with a forecast of the planned shipment by calendar week for that delivery period. EQR acknowledges that the Shipping forecast is not binding on any party and may vary as demands require.

20.	Quantity, Purchase Order (PO), and shipment plan:

Quantity:

The Seller shall ship Product to the Buyer, and the Buyer shall receive and purchase Product under the terms of this Agreement until their respective obligations have been met under Clause 12. (“Prepayment Deduction”) or this Agreement is terminated pursuant to its terms or an event of default.

Estimated monthly quantities to be shipped from Seller to Buyer are outlined in Schedule 2. (Initial Forecast).

Shipment Plan:

The Seller shall endeavor to ship the quantities at the times set forth on the attached Schedule 2. The prior sentence notwithstanding, Buyer and Seller shall amend the shipping schedule as necessary to meet Buyer’s capacity and requirements.

Confirmed Shipments and PO’s:

Buyer will promptly confirm shipments and issue a binding Purchase Order consistent with Clause 19. (“Forecasting”) and the shipping schedule attached hereto as Schedule 2 up to the maximum monthly Quantity. For the avoidance of doubt, Shipping requirements shall be determined solely by the issuance of a Purchase Order and Forecasting is not deemed or implied to be a Purchase Order obligating Buyer to any specific amount.

21.	Force Majeure

–	Neither Party shall be liable for any delay, non-performance or any other default in performance of the obligations hereunder due to the occurrence of events beyond the reasonable control of the Parties, including, without limitation, prohibition of exportation and/or importation as a consequence of governmental regulations and orders, nationalisation, operation of laws, regulations and orders, war, riot, flood, typhoon, hurricane, tidal wave, earthquake, or other acts of God, all of which are referenced herein as a Force Majeure.

–	At the occurrence of any event of Force Majeure, causing a failure to perform or a delay in performance of obligation hereunder, the party so affected shall immediately provide a written notice to the other party of such date and the nature of such Force Majeure and the anticipated period of time during which the Force Majeure conditions are expected to persist.

–	The party so affected shall make all reasonable efforts to reduce the effect of any failure or delay caused by any event of Force Majeure.

–	If the Force Majeure conditions in fact persist for continuous period of sixty (60) days or more, the non-affected party shall have option either to;

(a)	grant the affected party an extension to perform its obligation until such Force Majeure event ceases; or

(b)	terminate the Agreement without any cost or liability to the terminating party. The prior sentence notwithstanding, a Seller termination of this Agreement for a Force Majeure event shall not relieve Seller from the obligation to return any remaining Buyer prepayment.

22.	Default and Remedies

22.1	Events of Default. The occurrence of any of the following events or circumstances shall constitute an event of default under this Agreement (each, an “Event of Default”):

a.	Any material breach by any Party of its obligations, representations and warranties under this Agreement. The failure of Seller to supply Product for a period in excess of 180 days.

b.	Seller delivery of non-conforming product for more than 2 consecutive shipments.

c.	Any filing for bankruptcy, reorganization or a failure by either party to meet its general obligations to its creditors in the ordinary course of business.

22.2	Remedies

–	Buyer may terminate this Agreement with immediate effect for any material default by Seller that remains uncured for a period of 30 days following receipt of written notice by Buyer.

–	Seller may terminate this Agreement with immediate effect for any payment default by Buyer that remains uncured for 30 days from Commercial Invoice due date and/or for any other material default by Buyer that remains uncured after a cure period of 30 days following receipt of written notice by Seller.

–	Either Party may terminate this Agreement upon the occurrence of one of the following events:

●	the insolvency, bankruptcy, etc. of the other Party.

●	an event of Force Majeure prevents a Party from performing its obligations for a continuous period of 60 days or more.

–	In addition to remedies provided for in this Agreement, the non-defaulting Party shall be entitled to pursue any or all other remedies available to it at law or in equity, including claims for damages, specific performance and/or injunctive relief.

23.	Assignment

Neither Party may assign nor transfer or purport to assign or transfer any of its rights or obligations hereunder without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed). The prior sentence notwithstanding, (a) the Buyer may assign this Agreement to any party who acquires all, or substantially all, of Buyer’s assets; or (b) Seller may at any time grant security over or assign all or any of its rights to payment (but not its obligations of performance) under this Agreement or any document entered into in association with this Agreement to a financial institution or to any affiliate of Seller. Buyer agrees to countersign an acknowledgement of such assignment reasonably requested by Seller. The terms and conditions of this Agreement will be binding upon and inure to the benefit of the parties’ respective successors and assigns.

24.	Notices

The Seller shall deliver to the Buyer:

(a)	promptly after the Seller has knowledge or becomes aware thereof, written notice of all actions, suits and proceedings before any Governmental Body or arbitrator, pending or threatened, against or directly affecting EQR, including any actions, suits, claims, notices of violation, hearings, investigations or proceedings with respect to the ownership, use, maintenance and operation of EQR, including those relating to environmental laws; and

(b)	promptly after the Seller has knowledge or becomes aware thereof, written notice of any other condition or event which has resulted, or that could reasonably be expected to result, in a material adverse change to or effect on its ability to perform its obligations under this Agreement.

25.	Governing Law:

This agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware, USA, without giving effect to its conflict of law principles.

26.	Dispute Resolution

Any dispute which arising out of or in connection with this Agreement shall be submitted to the American Arbitration Association for final settlement in accordance with AAA International Dispute Resolution Procedures Rules of Arbitration, as such rules may be amended by agreement of the parties, by a tribunal consisting of a sole arbitrator in the English language. The place of arbitration shall be held in New York, New York USA unless otherwise agreed by the Parties. The award of the arbitrator shall be final and binding on both parties. Notwithstanding the foregoing, each Party shall have the right to seek injunctive relief before any court or authority having competent jurisdiction.

27.	Confidentiality

The Parties shall direct that their affiliates and their respective officers, directors, employees, agents, and representatives to keep the terms of this Agreement, the existence and contents of the discussions and negotiations related to the Agreement confidential, except where disclosure is required by law, regulation, a court, regulatory or governmental body or when the parties mutually agree to the disclosure of the terms hereof. This Confidentiality provision shall survive within two years from the date of termination of this Agreement.

28.	Sanctions

Each Party represents that:

i)	It intends the transaction to comply, and believes the transaction will comply, with all economic sanctions, trade embargoes and export control laws, regulations, decrees, orders or requirements (“Sanctions”) which may be applicable to this Agreement.

ii)	It has not taken (or refrained from taking) any action that would cause itself or the other party to be in contravention of any applicable sanctions. Each party also undertakes not to take (or refrain from taking) any action, or allow or enable any third party to act in any way, in the performance of this contract or otherwise that would cause the above contravention.

Each Party further represents that none of the following are the subject of sanctions administered or enforced by the United Nations, the United States, the European Union or any other relevant sanctions authority:

-	The Party itself,

-	(to its reasonable knowledge) any of its owners, subsidiaries or affiliates,

-	Any vessel nominated or to be nominated by it pursuant to this Agreement,

-	Any ship-owners or charterers of such vessel.

The above clauses are conditions of this Agreement. The above clauses shall not be taken to limit or prevent the operation of the English law doctrine of frustration (or any analogous doctrine under the governing law of the contract), where applicable.

29.	Miscellaneous

a)	Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the Parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral, except non-disclosure agreements which shall survive. No amendment or extension of this Agreement or any side letter to this Agreement shall be binding unless in writing and signed by both Parties.

b)	Time shall be of the essence of this Agreement.

c)	Partial Invalidity. If, at any time, any provision of this Agreement is or becomes illegal, invalid, or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired. The Parties shall endeavor to replace any such illegal, invalid or unenforceable provision by a legal, valid or enforceable one which, as far as possible, is in line with the economic purpose of the illegal, invalid or unenforceable provision. Failure to agree on a replacement clause shall not make the Agreement illegal, invalid or unenforceable unless it can be assumed that the Agreement would not have been concluded at all without the illegal, invalid or unenforceable clause.

d)	Limitation of Liability. Except where this Agreement specifically provides otherwise, any damages or other liability arising under this Agreement shall be limited to the direct, proximate and foreseeable loss attributable to the relevant act or omission (including fees, expenses and costs), after taking into account any obligation of a Party seeking damages or indemnification to mitigate its loss, and neither Party, nor any other person claiming through or under a Party, shall be entitled to damages or indemnification for indirect, remote or unforeseeable loss. or for any loss in the nature of compensation for loss or denial of opportunity, loss of goodwill or business reputation or other similar indirect or pure economic loss occasioned by that act or omission.

e)	No Set-Off: Neither Party may withhold, set off or deduct any sum under this Agreement against a payment due to it by the other Party, unless otherwise agreed to herein.

f)	Relationship between the Parties: Nothing contained herein is intended or shall be construed as creating a partnership, joint venture, agency, distributorship or any other relationship except that of a seller and a buyer. The Parties are acting in all respects as independent contractors.

g)	Non-Waiver: Failure of any Party to effect, or any delay by any Party to effect any available right or remedy shall not be construed to operate as a waiver of same.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have caused this Agreement to be signed as of the date stated above.

This Agreement shall be executed in 02 (two) copies with equal legality, each party shall keep 01 (one) copy.

Buyer: Elmet Technologies LLC		Seller: EQ RESOURCES LTD

	/s/ Scott Knoll		/s/ Oliver Kleinhempel
BY:	Scott Knoll Executive Vice President	BY:	Oliver Kleinhempel Chairman

Schedule 1

[Description of the product quality specifications to be provided pursuant to this Agreement]

Schedule 2

[Schedule of the prepayment deductions over the course of the term of the Agreement]